Contact: Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS MAY TRAFFIC

DALLAS, TEXAS – June 9, 2014 – Southwest Airlines Co. (NYSE: LUV) announced today that the Company flew 9.4 billion revenue passenger miles (RPMs) in May 2014, a 0.6 percent increase from the 9.3 billion RPMs flown in May 2013. Available seat miles (ASMs) decreased 1.5 percent to 11.2 billion, from the May 2013 level of 11.4 billion. The May 2014 load factor was 83.7 percent, compared to 81.9 percent in May 2013. For May 2014, passenger revenue per ASM (PRASM) is estimated to have increased in the eight to nine percent range compared to May 2013.
For the first five months of 2014, the Company flew 42.7 billion RPMs, compared to 41.8 billion RPMs flown for the same period in 2013, an increase of 2.0 percent. Year-to-date ASMs decreased 1.1 percent to 52.9 billion from 53.4 billion for the same period in 2013. The year-to-date load factor was 80.7 percent, compared to 78.3 percent for the same period in 2013.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

/more

Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

MAY
	2014	2013	Change
Revenue passengers carried	9,686,239	9,841,037	(1.6)%
Enplaned passengers	11,933,623	12,042,511	(0.9)%
Revenue passenger miles (000s)	9,404,596	9,347,439	0.6%
Available seat miles (000s)	11,235,662	11,410,078	(1.5)%
Load factor	83.7%	81.9%	1.8 pts.
Average length of haul	971	950	2.2%
Trips flown	109,257	115,711	(5.6)%

YEAR-TO-DATE
	2014	2013	Change
Revenue passengers carried	44,142,298	44,254,407	(0.3)%
Enplaned passengers	54,088,928	54,003,898	0.2%
Revenue passenger miles (000s)	42,678,377	41,840,077	2.0%
Available seat miles (000s)	52,877,898	53,444,633	(1.1)%
Load factor	80.7%	78.3%	2.4 pts.
Average length of haul	967	945	2.3%
Trips flown	517,223	548,117	(5.6)%

***